DAILY SEPARATE ACCOUNT CHARGES (SEE SECTION 8.04):




[Mortality and Expense Risks Charge:
                  Current and Maximum               Annual rate of 1.10% (equivalent to a daily
                                                    rate of 0.003032%).

Administration Charge:
                  Current and Maximum               Annual rate of 0.25% (equivalent to a daily
                                                    rate of 0.000692%). We reserve the right to
                                                    increase this charge to an annual rate of
                                                    0.35%.

Distribution Charge:
                  Current and Maximum               Annual rate of 0.35% (equivalent to a daily
                                                    rate of 0.000973%).]















94ICA/B-SEL                                                        Select (5/01)